Exhibit 3.1.1

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DENALI THERAPEUTICS INC.

Denali Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Denali Therapeutics Inc., and the original Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on October 14, 2013 under the name SPR Pharma Inc.

2. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”) and amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”).

3. The terms and provisions of this Certificate of Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the DGCL and written notice pursuant to Subsection 228(e) of the General Corporation Law of the State of Delaware has been or will be given to those stockholders whose written consent has not been obtained.

4. The introductory paragraph of ARTICLE FOURTH of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

“FOURTH: Immediately upon the filing of this Certificate of Amendment, each four (4) outstanding shares of Common Stock, each four (4) outstanding shares of Series A-1 Preferred Stock, each four (4) outstanding shares of Series A-2 Preferred Stock, each four (4) outstanding shares of Series B-1 Preferred Stock and each four (4) outstanding shares of Series B-2 Preferred Stock, will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock, one (1) share of Series A-1 Preferred Stock, one (1) share of Series A-2 Preferred Stock, one (1) share of Series B-1 Preferred Stock, and one (1) share of Series B-2 Preferred Stock, respectively (the “Reverse Stock Split”). The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock or Preferred Stock of the Corporation. The Reverse Stock Split shall be effected on a certificate-by-certificate basis and each certificate share number will then be rounded down. No fractional shares shall be issued upon the exchange and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors of the Corporation.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 83,587,362 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 63,288,466 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

5. The introductory paragraph of Article FOURTH, Section B of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

“B. PREFERRED STOCK

46,114,433 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-1 Preferred Stock,” 4,361,533 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-2 Preferred Stock” (together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”), 8,125,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-1 Preferred Stock,” and 4,687,500 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-2 Preferred Stock” (together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”), each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.”

* * *

IN WITNESS WHEREOF, DENALI THERAPEUTICS INC. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this          day of             , 2017.

DENALI THERAPEUTICS INC.

By:
Ryan J. Watts, Ph.D.
President and Chief Executive Officer